Exhibit 99.1

MiMedx Announces Relisting on Nasdaq

MARIETTA, Ga., October 30, 2020 -- MiMedx Group, Inc. (OTC PINK: MDXG) (“MiMedx” or the “Company”), an industry leader in advanced wound care and a therapeutic biologics company, today announced that The Nasdaq Stock Market LLC has approved MiMedx’s application for the relisting of the Company’s common stock on The Nasdaq Stock Market. The Company’s common stock is expected to commence trading on The Nasdaq Stock Market at the opening of trading on or before Thursday, November 5, 2020, under the ticker symbol “MDXG”. MiMedx’s common stock will continue to trade on the OTC Pink Sheets until market close on the date before listing on the Nasdaq Stock Market under the ticker symbol "MDXG".

“Our relisting on Nasdaq is a momentous occasion that represents a transformative milestone for MiMedx’s employees and shareholders. I would like to congratulate the entire MiMedx organization for this significant achievement,” said Timothy R. Wright, MiMedx Chief Executive Officer. “Our relisting offers a broader range of investors access to our shares, improves trading liquidity, and strengthens our ability to execute swiftly on our strategic objectives. These initiatives include revenue growth expansion in advanced wound care by leveraging our placental tissue platform and advancing our promising late-stage pipeline across multiple markets. We remain focused on driving long-term shareholder value and making a meaningful difference for patients and their families through evidence-based technologies that help restore their quality of life.”

About MiMedx

MiMedx® is an industry leader in advanced wound care and a therapeutic biologics company developing and distributing human placental tissue allografts with patent-protected processes for multiple sectors of healthcare. The Company processes the human placental tissue utilizing its proprietary PURION® process methodology, among other processes, to produce allografts by employing aseptic processing techniques in addition to terminal sterilization. MiMedx has supplied over 2 million allografts, through both direct and consignment shipments. For additional information, please visit www.mimedx.com.

Contact

Hilary Dixon
Investor Relations & Corporate Communications
770.651.9066
investorrelations@mimedx.com